UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.1)*

NEVADA GEOTHERMAL POWER INC.
_____________________________________________
(Name of Issuer)

Common Shares
__________________________
(Title of Class of Securities)

64127M105
______________________________________________
(CUSIP Number)

November 25, 2008
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 64127M105
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	WEXFORD CAPITAL LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	11,263,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	11,263,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	*11,263,000
*Includes 7,642,000 warrants exercisable to acquire 7,642,000 shares of common stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	11.07%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 64127M105
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	DEBELLO TRADING LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	1,296,200
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	1,296,200
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	*1,296,200
*Includes 909,000 warrants exercisable to acquire 909,000 shares of common stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	1.36%
12		TYPE OF REPORTING PERSON	CO

CUSIP NO. 64127M105
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	WEXFORD SPECTRUM TRADING LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	6,415,900
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	6,415,900
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	*6,415,900
*Includes 4,376,500 warrants exercisable to acquire 4,376,500 shares of common stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	6.51%
12		TYPE OF REPORTING PERSON	CO

CUSIP NO. 64127M105
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	WEXFORD CATALYST TRADING LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	3,550,900
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	3,550,900
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	*3,550,900
*Includes 2,356,500 warrants exercisable to acquire 2,356,500 shares of common stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	3.68%
12		TYPE OF REPORTING PERSON	CO

CUSIP NO. 64127M105
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	CHARLES E. DAVIDSON
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	11,263,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	11,263,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	*11,263,000
*Includes 7,642,000 warrants exercisable to acquire 7,642,000 shares of common stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	11.07%
12		TYPE OF REPORTING PERSON	IN

CUSIP NO. 64127M105
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	JOSPEH M. JACOBS
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	11,263,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	11,263,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	*11,263,000
*Includes 7,642,000 warrants exercisable to acquire 7,642,000 shares of common stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	11.07%
12		TYPE OF REPORTING PERSON	IN

This Amendment No. 1 to Schedule 13G modifies and supplements the Schedule 13G initially filed on March 8, 2007 (the “Statement”), with respect to the common stock, no par value per share (the “Common Stock”), of Nevada Geothermal Power Inc., incorporated under the laws of British Columbia (the “Company”). Except to the extent supplemented by the information contained in this Amendment No. 1, the Statement, as provided herein, remains in full force and effect.  Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item 1.

(a)	Name of Issuer:

NEVADA GEOTHERMAL POWER INC.

(b)	Address of Issuer’s Principal Executive Offices:

900-409 Granville Street
Vancouver, British Columbia V6C 1T2
Canada

Item 2.

(a)	Name of Persons Filing (collectively, the “Reporting Persons”):

(i)	Wexford Capital LLC
(ii)	Debello Trading Limited
(iii)	Wexford Spectrum Trading Limited
(iv)	Wexford Catalyst Trading Limited
(v)	Charles E. Davidson
(vi)	Joseph M. Jacobs

(b)	Address of Principal Business Office, or, if none, Residence of Reporting Persons:

c/o Wexford Capital LLC
411 West Putnam Avenue
Greenwich, Connecticut 06830

(c)	Citizenship:

(i)	Wexford Capital LLC – Connecticut
(ii)	Debello Trading Limited – Cayman Islands
(iii)	Wexford Spectrum Trading Limited – Cayman Islands
(iv)	Wexford Catalyst Trading Limited – Cayman Islands
(v)	Charles E. Davidson - United States
(vi)	Joseph M. Jacobs - United States

(d)	Title of Class of Securities:

common stock, no par value

(e)	CUSIP Number:

64127M105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

If this statement is being filed pursuant to Section 240.13d-1(c), check this box. /x/

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. [Information set forth below is on the basis of  94,119,504 Common Shares issued and outstanding, which upon information and belief is the number of outstanding Common Shares as of October 30, 2008.

(i) Wexford Capital LLC
(a)	Amount beneficially owned: 11,263,000
(b)	Percent of class: 11.07%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 11,263,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 11,263,000

(ii) Debello Trading Limited
(a)	Amount beneficially owned: 1,296,200
(b)	Percent of class: 1.36%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 1,296,200
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 1,296,200

(iii) Wexford Spectrum Trading Limited
(a)	Amount beneficially owned: 6,415,900
(b)	Percent of class: 6.51%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 6,415,900
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 6,415,900

(iv) Wexford Catalyst Trading Limited
(a)	Amount beneficially owned: 3,550,900
(b)	Percent of class: 3.68%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 3,550,900
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 3,550,900

(v) Charles E. Davidson
(a)	Amount beneficially owned: 11,263,000
(b)	Percent of class: 11.07%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 11,263,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 11,263,000

(vi) Joseph M. Jacobs
(a)	Amount beneficially owned: 11,263,000
(b)	Percent of class: 11.07%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 11,263,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 11,263,000

Wexford Capital LLC (“Wexford Capital”) may, by reason of its status as investment sub-advisor of each of Debello Trading Limited (“Debello”), Wexford Spectrum Trading Limited (“WSTL”) and Wexford Catalyst Trading Limited (“WCTL”), be deemed to own beneficially the interest in the Common Shares of which each of Debello, WSTL and WCTL possesses beneficial ownership.  Each of Charles E. Davidson and Joseph M. Jacobs may, by reason of his status as a controlling person of Wexford Capital, be deemed to own beneficially the interests in the Common Shares of which each of Debello, WSTL and WCTL possesses beneficial ownership. Each of Messrs. Davidson and Jacobs and Wexford Capital shares the power to vote and to dispose of the interests in the Common Shares beneficially owned by each of Debello, WSTL and WCTL.  Each of Wexford Capital and Messrs. Davidson and Jacobs disclaims beneficial ownership of the Common Shares owned by Debello, WSTL and WCTL and this report shall not be deemed as an admission that they are the beneficial owners of such securities, except in the case of Messrs. Davidson and Jacobs to the extent of their interests in each shareholder of Debello, WSTL and WCTL.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company N/A

Item 8.	Identification and Classification of Members of the Group N/A

Item 9.	Notice of Dissolution of Group N/A

Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

WEXFORD CAPITAL LLC
Date December 4, 2008	By:	/s/ Arthur H. Amron/s/
Name: Arthur H. Amron
Title: Partner and Secretary

DEBELLO TRADING LIMITED
	By:	/s/ Arthur H. Amron/s/
Name: Arthur H. Amron
Title: Vice President and Assistant Secretary

WEXFORD SPECTRUM TRADING LIMITED
By:	/s/ Arthur H. Amron/s/
Name: Arthur H. Amron
Title: Vice President and Assistant Secretary

WEXFORD CATALYST TRADING LIMITED
By:	/s/ Arthur H. Amron/s/ ___________________________________________
Name: Arthur H. Amron
Title: Vice President and Assistant Secretary

By:	/s/ Charles E. Davidson/s/ _________________________________________
CHARLES E. DAVIDSON

By:	/s/ Joseph M. Jacobs/s/ _________________________________________
JOSEPH M. JACOBS